EXHIBIT 10.9


                       [COMERICA STATIONARY]


    This seventh Modification to Loan & Security Agreement (this
"Modification") is entered into by and between ASANTE TECHNOLOGIES, INC. ("Borrower") and COMERICA BANK-CALIFORNIA ("Bank") as of this 22nd day of January, 1997, at San Jose, California.

                             RECITALS

    A. Bank and Borrower have previously entered into or are concurrently herewith entering into a Loan & Security Agreement (Accounts & Inventory) (the "Agreement") dated July 20, 1993.

     B. Borrower has requested, and Bank has agreed, to modify the Agreement as set forth below.

                             AGREEMENT

     For good and valuable consideration, the parties agree as set forth below:

     INCORPORATION BY REFERENCE. The Agreement as modified hereby and the Recitals are incorporated herein by this reference.

SECTION 2.2 Except as hereinbelow provided, the Credit all bear interest, on the Daily Balance owing, at a rate of Zero (0.00%) percentage points per annum above the Base Rate (the "Rate"). The Credit shall bear interest, from and after the occurrence of an Event of Default and without constituting a waiver of any such Event of Default on the Daily Balance owing, at a rate five (5) percentage points per annum above the Rate. All interest chargeable under this Agreement that is based upon a per annum calculation shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed.

               The Base Rate as of the date of this Modification is Eight and One Quarter (8.25%) per annum. In the event that the Base Rate announced is, from time to time hereafter, changed, adjustment in the Rate shall be made and based on the Base Rate in effect on the date of such change. The Rate, as adjusted, shall apply to the Credit until the Base Rate is adjusted again. The minimum interest payable by the Borrower under this Agreement shall in no event be less than N/A per month. All interest payable by the Borrower under the Credit shall be due and payable on the first day of each calendar month during the term of this Agreement and Bank may, at its option, elect to treat such interest and any and all Bank Expenses as advances under the Credit, which amounts shall thereupon constitute Obligations and shall thereafter accrue interest at the rate applicable to the Credit under the terms of the Agreement.

SECTION 3.1 This Agreement shall remain in full force and effect until January 31, 1998, or until terminated by notice by Borrower. Notice of such termination by Borrower shall be effectuated by mailing of a registered or certified letter not less than thirty (30) days prior to the effective date of such termination, addressed to the Bank at the address set forth herein and the termination shall be effective as of the date so fixed in such notice. Notwithstanding the foregoing, should Borrower be in default of one or more of the provisions of this Agreement, Bank may terminate this Agreement at any time without notice. Notwithstanding the foregoing, should either Bank or Borrower become insolvent or unable to meet its debts as they mature, or fail, suspend, or go out of business, the other party shall have the right to terminate this Agreement at any time without notice. On the date of termination all Obligations shall become immediately due and payable without notice or demand; no notice of termination by Borrower shall be effective until Borrower shall have paid all Obligations to Bank in full. Notwithstanding termination, until all obligations have been fully satisfied, Bank shall retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower shall continue to perform all of its Obligations.

SECTION 6.17 Borrower shall maintain the following financial ratios and covenants on a consolidated and non-consolidated basis:

               (b) A Tangible Effective Net Worth in an amount not less than $25,000,000.00 (the Tangible Effective Net Worth floor is set at $25,000,000.00 beginning 09/28/96 and will increase by 75% of NPAT (quarterly) and 100% of any new equity raised.

               (d) A quick ratio of cash plus securities plus Receivables to Current Liabilities of 1.25:1.00.

               (e) A ratio of Total Liabilities (less debt subordinated to Bank) to Tangible Net Worth of less than 0.75:1.00.

               (h) Borrower is to be profitable on an operating and after-tax basis, measured quarterly and annually. Borrower will be allowed two consecutive loss quarters per year not to exceed $1,000,000.00 in aggregate.

               (i) Company is allowed to consummate any merger or acquisition that involves a $5,000,000.00 or less cash investment or a $10,000,000.00 or less Asante stock investment provided no covenant violations results.

     LEGAL EFFECT. Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect.

     INTEGRATION. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.

    IN WITNESS WHEREOF, the parties have agreed as of the date first set forth above.

ASANTE TECHNOLOGIES, INC.               COMERICA BANK-CALIFORNIA


By: ROBERT SHEFFIELD                    By:  MARY BETH SUHR

Robert Sheffield                             Mary Beth Suhr
Title: Vice President                        Vice President